FIRST TRUST MORTGAGE INCOME FUND
                            120 East Liberty Drive,
                                   Suite 400
                            Wheaton, Illinois 60187



July 29, 2015


Dear Shareholders:

I am pleased to announce that the Board of Trustees of First Trust Mortgage Income Fund (NYSE: FMY) (the "Fund") has recently approved certain changes to the Fund's investment strategy as described in the table below. The Fund is a diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks to preserve capital. The Fund pursues these investment objectives by investing primarily in mortgage-backed securities representing part ownership in a pool of either residential or commercial mortgage loans that, in the opinion of the Fund's investment sub-advisor, offer an attractive combination of credit quality, yield and maturity. The Fund's investment objectives are not changing. The Fund's investment strategy that is changing is non-fundamental and the changes are not required to be approved by shareholders. The Fund anticipates implementing the changes to the investment strategy beginning on or around October 5, 2015.

CURRENT INVESTMENT STRATEGY                 NEW INVESTMENT STRATEGY

The Fund may invest up to 25% of            The Fund may invest up to 35% of
its managed assets in securities            its managed assets in securities
that at the time of investment are          that at the time of investment are
rated below "A" (at or below the            rated below "BBB-" or the
investment grade ratings of "Baa,"          equivalent (i.e. below investment
"BBB," and "BBB" by Moody's                 grade rating) by NRSROs such as
Investors Service, Inc.                     Moody's, S&P, Fitch, DBRS, Inc.,
("Moody's"), Standard & Poor's              Kroll Bond Rating Agency, Inc., or
Ratings Group, a division of the            Morningstar Credit Ratings, LLC, or
McGraw-Hill Companies, Inc. ("S&P")         were unrated but judged to be of
and Fitch Ratings, Inc. ("Fitch")),         comparable quality by Brookfield.
each a nationally recognized
statistical rating organization
("NRSRO"), or were unrated but
judged to be of comparable quality
by Brookfield Investment Management
Inc. ("Brookfield"), the Fund's
investment sub-advisor.

The Fund's credit risk will increase as a result of its new investment strategy. Credit risk is generally the risk that a security in the Fund's portfolio will decline in price or the issuer of the security will fail to make payments when due because the issuer of the security experiences a decline in its financial status.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $118 billion as of June 30, 2015, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Brookfield Investment Management Inc. ("Brookfield") has served as the Fund's investment sub-advisor since April 2011. Brookfield is a wholly-owned subsidiary of Brookfield Asset Management, a global alternative asset manager with over $200 billion in assets under management as of June 30, 2015. Brookfield Asset Management has over a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. Brookfield Asset Management's public market activities are conducted by Brookfield, a registered investment advisor, with $18 billion of assets under management as of June 30, 2015.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

Sincerely,

/s/ James A. Bowen

James A. Bowen
Chairman of the Board of Trustees of First Trust Mortgage Income Fund